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                                                                    EXHIBIT 99.1
                    PRIVATE PLACEMENT SUBSCRIPTION AGREEMENT


                  DATED the 16th day of July, 1999

BETWEEN:

         TIFFANY & CO. INTERNATIONAL, a corporation incorporated under the laws of the State of Delaware
         (the "Purchaser")

                                                              OF THE FIRST PART,

             -  and  -

         ABER RESOURCES LTD., a corporation amalgamated under the laws of the Province of British Columbia
         (the "Company")

                                                             OF THE SECOND PART.



     WHEREAS the Purchaser understands that the Company is prepared to issue and sell to the Purchaser 8,000,000 common shares of the Company (the "Purchased Shares") on the terms and conditions set forth below;

     AND WHEREAS the Purchaser, subject to the terms and conditions set out below, offers to purchase from the Company, and by its acceptance of this Agreement, the Company agrees to issue and sell the Purchased Shares to the Purchaser;

     NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties hereto covenant and agree as follows:

                                    Article 1
                                 INTERPRETATION

1.1      Definitions

         In this Agreement, except as otherwise expressly provided, the following words or expressions shall have the meanings set out below:

         (a)      "Affiliate" has the meaning ascribed thereto in the Securities
         Act;

         (b) "Agreement" means this agreement and all amendments made hereto by


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         written agreement between the parties hereto together with all schedules hereto and thereto;

         (c) "Authority" means any governmental or regulatory authority, body, agency or department, whether federal, provincial, municipal or local, and any court, tribunal or similar body;

         (d) "Business Day" means a day of the year other than a Saturday or Sunday or statutory holiday in the Province of British Columbia or the State of New York;

         (e) "Board of Directors" means the board of directors of the Company;

         (f)      "Closing Date" means July 19, 1999;

         (g) "Common Shares" means the common shares in the capital of the Company;

         (h) "Company's Opinion" means the opinion or opinions of the Company's legal counsel to be delivered at or prior to closing in the form of Schedule 1.1(h);

         (i) "Confidentiality Agreement" means the confidentiality agreement to be dated the Closing Date between the Purchaser or an Affiliate of the Purchaser and the Company in the form of Schedule 1.1(i);

         (j) "Diamond Supply Agreement" means the diamond supply agreement to be entered into between the Purchaser, the Company (or Affiliates of each of them) and the Partnership in the form of Schedule 1.1(j);

         (k) "Diavik JV Agreement" means the Diavik joint venture agreement made as of March 23, 1995 between the Company and Kennecott Canada Inc.;

         (l) "Diavik Mine" means the Diavik Diamonds Project in the Northwest Territories of Canada situated on the Property;

         (m) "Environmental Laws" means all federal, municipal or local laws, statutes, regulations, ordinances, rules, guidelines, orders, directives and other requirements of any government or political subdivision, agency or instrumentality or of any court, tribunal or other similar body, relating to environmental or health matters, including legislation governing the labelling, use and storage of Hazardous Substances;

         (n) "Environmental Orders" means applicable orders, decisions, or the like rendered by any Authority under or pursuant to any Environmental Laws;

         (o) "Environmental Permits" means all permits, certificates, approvals, registrations and licenses issued by any Authority and relating to or required for the operation by the Company or the Subsidiaries of their Properties in

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         compliance with all Environmental Laws or Environmental Orders;

         (p)      "ETA" means the Excise Tax Act (Canada);

         (q) "Financial Information" means the information contained in the audited consolidated financial statements of the Company for the year ended January 31, 1999 together with the auditors report thereon, and the interim unaudited financial statements of the Company in respect of the three month period ended April 30, 1999;

         (r) "GST" means all Taxes payable under the ETA or under any provincial legislation similar to the ETA and any reference to a specific provision of the ETA or any such provincial legislation shall refer to any successor provision thereto of like or similar effect;

         (s) "Hazardous Substances" means PCBs, asbestos, urea formaldehyde foam insulation or any other substance or material that is prohibited, controlled or regulated under any Environmental Laws;

         (t) "Hazardous Waste" means any contaminants, pollutants, dangerous substances, including asbestos, liquid waste, special waste, toxic substances, hazardous or toxic chemicals, hazardous materials or Hazardous Substances as defined in or pursuant to any Environmental Laws;

         (u) "Knowledge" or "Know" means, with respect to any Person, the actual knowledge of such Person or any director or officer of such Person, or all of them, as the case may be, as well as matters that such Person or any director or officer of such Person, or all of them, as the case may be, should have reasonably known, after due inquiry, which due inquiry shall extend only to:

                  (i) the financial, legal and investment advisors of the Company and its Subsidiaries in connection with this transaction who are not employees of the Company or its Subsidiaries; and

                  (ii) any auditor or bookkeeper retained or employed in connection with the business of the Company or the Subsidiaries;

         (v) "Legal Proceeding" means any litigation, action, suit, investigation, hearing, claim, complaint, grievance, arbitration, administrative or other proceeding and includes any appeal or review and any application for same;

         (w) "License" means any authorization, permit, approval, grant, license, quota, consent, commitment, right or privilege issued or granted by any Authority;

         (x) "Material Adverse Effect" means any effect that is or could reasonably be expected to be materially adverse to the financial condition or the earnings,



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         business, affairs or prospects of the Company and the Subsidiaries considered as a whole;

         (y) "Operative Agreements" means this Agreement, the Confidentiality Agreement, the Partnership Agreement, the Diamond Supply Agreement and the Rough Diamond Agreement;

         (z) "Partnership" means the partnership to be formed between the Purchaser and the Company (or Affiliates of each of them) pursuant to the Partnership Agreement;

         (aa) "Partnership Agreement" means the partnership agreement governing the Partnership to be entered into prior to or at Closing between the Purchaser and the Company (or Affiliates of each of them) in the form of Schedule 1.1(aa);

         (bb) "Person" means an individual, partnership, limited partnership, unincorporated association, organization, syndicate, corporation, trust and a trustee, executor, administrator or other legal or personal representative;

         (cc) "Properties" means all of the mining claims and mining leases listed in Schedule 1.1(cc) and all mining leases which may replace such mining claims and all other interests in real property which are acquired and held subject to the Diavik JV Agreement;

         (dd) "Public Record" means the annual information form of the Company dated June 15, 1999, the comparative audited financial statements of the Company for the fiscal year ended January 31, 1999 together with the report of the auditors thereon, the Company's 1998 annual report, the unaudited consolidated financial statements of the Company for the fiscal quarter ended April 30, 1999, and for the comparative period and fiscal 1998, as contained in the Company's first quarter report to shareholders, the management information circular of the Company dated June 10, 1999 to be used in connection with the Company's July 30, 1999 annual general meeting of shareholders together with all press releases of the Company filed since January 31, 1999 under the Securities Laws with Canadian or United States regulators;

         (ee) "Purchased Shares" has the meaning attributed to it in the first recital;

         (ff) "Release" means a releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping which is in breach of any Environmental Law or Environmental Order;

         (gg) "Rough Diamond Agreement" means the rough diamond supply agreement to be entered into between the Purchaser, the Company (or Affiliates of each of them) and the Partnership in the form of Schedule 1.1(gg);

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         (hh)     "Securities Act" means the Securities Act (Ontario);

         (ii) "Securities Laws" means, collectively, the applicable securities laws of each of the provinces and territories of Canada and the respective regulations made thereunder together with all applicable rules, orders, notices and rulings of the securities regulatory authorities in such provinces and territories, the rules of The Toronto Stock Exchange together with the United States Securities Act of 1933, the United States Securities and Exchange Act of 1934, the rules and regulations adopted, in each case, thereunder by the Securities and Exchange Commission, and any applicable state or blue sky securities laws;

         (jj)     "Subsidiaries" means Aber Diamond Mines Ltd.;

         (kk)     "Tax Act" means the Income Tax Act (Canada);

         (ll) "Tax" means all governmental taxes, levies, duties, assessments, reassessments and other charges of any nature whatsoever, whether direct or indirect, including income tax, profits tax, gross receipts tax, corporation tax, sales and use tax, wage tax, payroll tax, worker's compensation levy, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, turnover or value added tax on goods sold or services rendered, withholding tax, social security and unemployment insurance charges or retirement contributions, and any interest, fines, additions to tax and penalties thereon;

         (mm) "Time of Closing" means 10:00 a.m. (Toronto time) on the Closing Date; and

         (nn) "TSE Questionnaire" means The Toronto Stock Exchange questionnaire and undertaking of the form of which is attached as
         Schedule 1.1(nn).

1.2      Construction

         In this Agreement:

         (a) words denoting the singular include the plural and vice versa and words denoting any gender include all genders;

         (b) the words "including", "include", and "includes" shall mean "including without limitation", "include, without limitation" and "includes, without limitation", respectively;

         (c) any reference to a statute shall mean the statute in force as at the date hereof and any regulation in force thereunder, unless otherwise expressly provided;

         (d) the use of headings is for convenience of reference only and shall not affect the construction of this Agreement;

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         (e)      when calculating the period of time within which or following which any act is to be done or step taken, the date which is the reference day in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period shall end on the next Business Day; and

         (f) any tender of documents or money under this Agreement may be made upon the parties or their respective counsel and money may be tendered by bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank.


1.3      Accounting Principles

         Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be the Canadian generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, applicable as at the date on which such calculation is made or required to be made in accordance with generally accepted accounting principles.

1.4      Schedules

         The following are the schedules annexed hereto and incorporated by reference herein and deemed to be part of this Agreement:

                  Schedule 1.1(h)  -        Company's Opinion
                  Schedule 1.1(i)  -        Confidentiality Agreement
                  Schedule 1.1(j)  -        Diamond Supply Agreement
                  Schedule 1.1(aa) -        Partnership Agreement
                  Schedule 1.1(cc) -        Properties
                  Schedule 1.1(gg) -        Rough Diamond Agreement
                  Schedule 1.1(nn) -        TSE Questionnaire

                                    Article 2
                             Subscription for Shares

2.1      Subscription for Shares

         The Purchaser hereby subscribes for the purchase from the Company, subject to the terms and conditions set forth herein, of the Purchased Shares at a deemed price of Cdn.$13.00 per Purchased Share, for an aggregate subscription price of Cdn.$104,000,000 (the "Purchase Price").

2.2      Payment of Purchase Price

         The Purchaser shall satisfy the Purchase Price by delivering at Closing to the Company a certified cheque made payable to the Company in Canadian funds in an amount equal to the Purchase Price.

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                                    Article 3
                                     Closing

3.1      Closing

         Closing of the transactions contemplated by this Agreement (the "Closing") will be completed at the offices of Stikeman, Elliott, Commerce Court West, Suite 5300, Toronto, Ontario, at the Time of Closing on the Closing Date or at such place and time as may be agreed to by the parties.

3.2      Closing Procedures

         (a) At or before Closing, the Company and the Purchaser shall take or cause to be taken all actions, steps and corporate proceedings necessary or desirable to validly and effectively approve or authorize the completion of the transactions herein provided for and the instruments executed or to be executed and delivered hereunder; and the Company shall deliver or cause to be delivered to the Purchaser at the Time of Closing and subject to fulfillment of the provisions of Section 3.2(b) all documents required to be delivered hereunder consisting of:

                  (i) a certificate for the Purchased Shares registered in the name of the Purchaser;

                  (ii) the Confidentiality Agreement and the Partnership Agreement duly executed by the Company or an Affiliate of the Company;

                  (iii) the officers' certificate of the Company referred to in Section 4.1(d) of this Agreement; and

                  (iv)     the Company's Opinion.

         (b) At the Time of Closing and subject to fulfillment of the foregoing provisions of Section 3.2(a), the Purchaser shall deliver or cause to be delivered to the Company all documents and payments required to be delivered hereunder consisting of:

                  (i)      the certified cheque referred to in Section 2.2;

                  (ii) the Confidentiality Agreement and the Partnership Agreement duly executed by the Purchaser or an Affiliate of the Purchaser;

                  (iii) the officers' certificate of the Purchaser referred to in Section 5.1(d) of this Agreement; and

                  (iv) the TSE Questionnaire duly completed and executed by the Purchaser.

                                    Article 4


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                Conditions of Closing in favour of THE PURCHASER

4.1      Conditions

         The Purchaser's obligation to subscribe for and purchase the Purchased Shares, to execute or cause an Affiliate of the Purchaser to execute the Confidentiality Agreement and the Partnership Agreement, and to otherwise fulfil its obligations hereunder on the Closing Date is conditional upon the satisfaction of the following conditions, each of which is for the exclusive benefit of the Purchaser and may be waived in whole or in part by the Purchaser at any time:

         (a) the representations and warranties of the Company other than the representations and warranties made in Section 6.1(g) herein shall remain true and correct as of the Time of Closing;

         (b) the Company shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with by the Company at or prior to the Time of Closing;

         (c) all necessary corporate action shall have been taken by the Company to authorize the execution and delivery of this Agreement and the performance of its provisions;

         (d) the Company shall have delivered to the Purchaser a certificate dated the Closing Date, duly executed by the President and Chief Executive Officer, and the Vice-President Corporate Development and Secretary of the Company, confirming the accuracy of items (a), (b) and
         (c) above;

         (e) the Company shall have delivered to the Purchaser a certificate dated within two Business Days of the Closing Date issued by the Company's registrar and transfer agent certifying the number of Common Shares which are issued and outstanding as of the date on which such certificate is dated; and

         (f) at or before the Time of Closing, the Purchaser shall have received the Company's Opinion, satisfactory in form and substance to the Purchaser and its counsel, acting reasonably, which shall include the following:

                  (i) the Company is incorporated and is existing under the laws of the Province of British Columbia;

                  (ii) the authorized capital of the Company consists of 100,000,000 Common Shares;

                  (iii) the Company has the requisite corporate power and authority to perform its obligations under the terms of this Agreement and each of the Company and the Subsidiaries has the requisite corporate power and authority to perform its obligations under the terms of each of the


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                           Operative Agreements to which it is a party;

                  (iv) each of the Subsidiaries is duly incorporated and is validly subsisting under the laws of the jurisdiction of its incorporation;

                  (v) the authorized capital of Aber Diamond Mines Ltd. ("ADM") consists of an unlimited number of Class A shares without nominal or par value and an unlimited number of Class B shares without nominal or par value of which 20,600,002 Class A shares are issued and outstanding;

                  (vi) the Company is the registered owner of all of the securities of ADM;

                  (vii) the Purchased Shares have been issued as fully paid and non-assessable shares;

                  (viii) the issuance by the Company to the Purchaser of the Purchased Shares pursuant to the terms of this Agreement is exempt from the registration and prospectus requirements of the Securities Laws and the first trade of the Purchased Shares by the Company will be exempt from the Securities Laws of British Columbia and Ontario subject to the applicable "hold period" prescribed by such Securities Laws having elapsed;

                  (ix) the Company has received all necessary approvals to permit the issuance of the Purchased Shares to the Purchaser pursuant to the terms of this Agreement;

                  (x) the execution, delivery and performance of this Agreement and each of the Operative Agreements to which either the Company or the Subsidiaries is a party have been duly authorized by the Company or the Subsidiaries, as applicable, and this Agreement and each of the Operative Agreements to which either the Company or the Subsidiaries is a party have been duly executed and delivered by the Company or the Subsidiaries, as the case may be, and are legally binding obligations of the Company or the Subsidiaries, as the case may be, enforceable against one of them in accordance with each of such agreements' terms, subject to usual opinion qualifications; and

                  (xi) The Toronto Stock Exchange has accepted notice for filing of the transactions contemplated hereby and shall have conditionally listed the Purchased Shares.

                                    Article 5
                 Conditions of Closing in favour of the Company

5.1      Conditions


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         The Company's obligation to sell the Purchased Shares to the Purchaser, to execute or cause an Affiliate of the Company to execute the Confidentiality Agreement and the Partnership Agreement, and to otherwise fulfil its obligations hereunder on the Closing Date is conditional upon the satisfaction of the following conditions, each of which are for the Company's exclusive benefit and may be waived in whole or in part by the Company at any time:

         (a) the representations and warranties of the Purchaser herein shall remain true and correct as of the Time of Closing;

         (b) the Purchaser shall have performed or complied with all of the terms, covenants and conditions of this Agreement to be performed or complied with it at or prior to the Time of Closing;

         (c) all necessary corporate action shall have been taken by the Purchaser to authorize the execution and delivery of this Agreement and the performance of its provisions;

         (d) the Purchaser shall have delivered to the Company a certificate dated the Closing Date, duly executed by the President and Chief Executive Officer, and the Chief Financial Officer of the Purchaser, confirming the accuracy of items (a), (b) and (c) above; and

         (e) the Purchaser shall have delivered to the Company an opinion of its counsel addressing those matters in respect of the Purchaser or its Affiliates as are to be addressed in respect of the Company or its Affiliates pursuant to the opinions described in paragraphs 4.1(f)(i),
         (iii) and (x) above.

                                    Article 6
                  Representations and Warranties of the Company

6.1      Representations and Warranties

         The Company makes, as of the date hereof and the Closing Date, the following representations and warranties and acknowledges that the Purchaser is relying on such representations and warranties in entering into this Agreement and purchasing the Purchased Shares from the Company:

         (a) each of the Company and each Subsidiary that carries on a material portion of the business of the Company (on a consolidated basis) has been duly incorporated and is validly existing under the laws of its jurisdiction and is conducting its business in compliance with all applicable laws, rules and regulations of each jurisdiction in which it carries on business, except for such non-compliances that, in the aggregate, has not and will not result in a Material Adverse Effect and each of the Company and each Subsidiary holds all material licences, registrations and qualifications in all jurisdictions in which it carries on business necessary to carry on its business as now conducted by it, except where


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         and to the extent that the failure to do so has not had and will not result in a Material Adverse Effect;

         (b) each of the Company and each Subsidiary is not: (i) in violation of its articles or by-laws; or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it may be bound or to which any of its property or assets are subject, other than defaults that in the aggregate, have not had and will not have a Material Adverse Effect;

         (c) no material consent, approval or action of, filing with or notice to any Authority on the part of the Company or the Subsidiaries is required, including in respect of the Properties, in connection with the execution, delivery and performance by the Company of this Agreement or any of the other Operative Agreements or the consummation of the transactions contemplated hereby or thereby by the Company;

         (d) this Agreement and each of the other Operative Agreements to which the Company is a party and the transactions to be completed by the Company hereunder and thereunder have been duly authorized by all necessary corporate action on the party of the Company and this Agreement and each of the other Operative Agreements to which the Company is a party has been duly executed and delivered by the Company;

         (e) the execution and delivery of this Agreement, the Operative Agreements to which the Company is a party, the fulfillment of the terms hereof by the Company and the issue, sale and delivery at the Time of Closing of the Purchased Shares do not and will not result in any breach of the articles, by-laws or resolutions of the Company or any agreement or instrument to which the Company or any of the Subsidiaries is a party or by which the Company or a Subsidiary is contractually bound;

         (f) the Company is a reporting issuer not in default or has equivalent status under all of the Securities Laws;

         (g) the authorized capital of the Company consists of 100,000,000 Common Shares of which, as of the date hereof, there are 45,827,883 Common Shares issued and outstanding and of which there are 2,245,000 the subject of employee stock options granted pursuant to the Company's stock option plan;

         (h) no person has any agreement, option, right or privilege with or against the Company for the purchase, subscription or issuance of securities, issued or unissued of the Company, other than pursuant to the provisions of: (i) this Agreement; and (ii) the Company's employee stock option plan;


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         (i) each of the Subsidiaries is duly incorporated and is validly subsisting under the laws of the jurisdiction of its incorporation;

         (j) the authorized capital of ADM consists of an unlimited number of Class A shares without nominal or par value and an unlimited number of Class B shares without nominal or par value of which 20,600,002 Class A shares are issued and outstanding;

         (k) the Company is the registered owner of all of the securities of ADM;

         (l) Diavik Diamond Mines Inc. is the recorded holder of each of the Properties listed in Schedule 1.1(cc);

         (m) the issuance by the Company to the Purchaser of the Purchased Shares pursuant to the terms of this Agreement is exempt from the registration and prospectus requirements of the Securities Laws and the first trade of the Purchased Shares by the Company will be exempt from the Securities Laws subject to the applicable "hold period" prescribed by the Securities Laws having elapsed;

         (n) the Company has received all necessary approvals to permit the issuance of the Purchased Shares to the Purchaser pursuant to the terms of this Agreement;

         (o) the Company has complied in all material respects with all Securities Laws, has filed all material change reports required to be filed under the Securities Laws and no confidential material change reports have been filed pursuant thereto and the Public Record does not contain any misrepresentation as such term is defined by the Securities Laws;

         (p) the Financial Information presents fairly the consolidated financial position of the Company as at the dates indicated and the results of its operations for the periods specified and the said Financial Information has been prepared in conformity with generally accepted accounting principles in Canada applied on a consistent basis;

         (q) the Diavik JV Agreement is in good standing, enforceable against the parties thereto in accordance with its terms and neither the Company nor any of its Subsidiaries is in default thereunder or has received any notice of non-compliance thereunder;

         (r) there is no restriction, including without limitation a requirement to obtain a License or an approval from an Authority but excluding any requirement to obtain a License or approval from an Authority to commence operations at the Diavik Mine, on the ability of the Company or its Subsidiaries to: (i) preserve the Company's Participating Interest (as


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         such term is defined in the Diavik JV Agreement); (ii) take the
         Company's production from its Participating Interest (as such term is defined in the Diavik JV Agreement) in the Properties in kind, including without limitation, in diamonds; or (iii) dispose of, sell, polish, treat or market all of the Products (as defined in the Diavik JV Agreement) to which the Company is entitled pursuant to the Diavik JV Agreement;

         (s) to the Company's Knowledge, Diavik Diamond Mines Inc. is: (i) a subsidiary of Rio Tinto plc; and (ii) subject to the terms of the Diavik JV Agreement, has the exclusive right to deal with and dispose of the Properties;

         (t) pursuant to the Diavik JV Agreement, Diavik Diamond Mines Inc. is the Manager (as such term is defined in the Diavik JV Agreement), holds title to the Properties in trust for ADM in proportion to the ADM's Participating Interest (as such term is defined in the Diavik JV Agreement) and the Company has not received notice of its resignation pursuant to Section 7.4 of the Diavik JV Agreement;

         (u) the Company by itself or together with its Subsidiaries holds a 40% undivided Participating Interest (as such term is defined in the Diavik JV Agreement) in the portion of the Properties on which the Diavik Mine is to be located subject only to the royalty interests referenced in
         Section 6.1(v);

         (v) there are no royalties of any kind in respect of production from the Company's Participating Interest in the Properties except for the royalties disclosed in the schedules to the Diavik JV Agreement;

         (w) to the Company's knowledge, there are no aboriginal claims of any kind with respect to the Properties other than those listed in the Comprehensive Study Report dated June, 1999;

         (x) other than the Diavik JV Agreement and the agreements that are schedules thereto, there are no other material contracts of the Company or its Subsidiaries and copies of such material contracts have been provided to the Purchaser and its legal and financial advisers, and each of such materials contracts has not been breached by the Company or the Subsidiaries and is in good standing and enforceable against the Company and the Subsidiaries in accordance with its terms;

         (y) except as contemplated in the Diavik JV Agreement with respect to the Participants (as defined in the Diavik JV Agreement), no Person has any right to earn an interest of any kind in the Properties, to acquire one or more of the Properties or has any option to acquire one or more Properties or an interest in one or more Properties;

         (z) except for the Common Shares which are the subject of options granted pursuant to the Company's employee stock option plan and except for the securities of the Company and/or the Subsidiaries which may be pledged as security pursuant to the Section 9.4 of the Diavik JV Agreement, neither the securities of the Company or its Subsidiaries nor any interest in the Properties belonging to the Company or its Subsidiaries has been pledged as security or is subject of an option of any kind;

         (aa) to the Company's Knowledge: (i) each of the Company and the Subsidiaries is now complying and has at all times since February 1, 1996 complied with all laws applicable to the Properties and the Diavik Mine, except where failure to so comply would not have a Material Adverse Effect; (ii) neither the Company nor any Subsidiaries has at any time since February 1, 1996 received notice that any of them are or have at any time since February 1, 1996 been, in violation of or in default in any material respect under, any License or any law applicable to any of them or to the Properties or the Diavik Mine except where any such violation or default would not have a Material Adverse Effect; and (iii) neither the Company, its Subsidiaries nor any party to the Diavik JV Agreement has given or received a notice issued pursuant to or in complying with Section 2.3(a) of the Diavik JV Agreement;

         (bb) the Common Shares are listed and posted for trading on The Toronto Stock Exchange;

         (cc) except for conditional approval of The Toronto Stock Exchange, no authorization, approval or consent of any court or governmental or regulatory authority is required to be obtained by the Company in connection with the sale and delivery of the Purchased Shares hereunder, except such as have been obtained;

         (dd) since January 31, 1999, there has been no change in the overall business, results of operations, prospects, assets, liabilities and condition (financial or otherwise) of the Company, its Subsidiaries or the Properties except as publicly disclosed pursuant to the Securities Laws which would have or reasonably be expected to have a Material Adverse Effect;

         (ee) each of the Company and its Subsidiaries has filed all required tax returns. All such tax returns were correct and complete in all material respects. All taxes due and owed by any of the Company and its subsidiaries have been paid, except where a delinquency in payment would not, individually or in the aggregate, have a Material Adverse Effect. The Company is not aware of any dispute or claim concerning any liability for taxes of the Company or any of its subsidiaries;

         (ff) except as disclosed in the Public Record, there is not now pending against the Company or any of the Subsidiaries or, to the knowledge of the Company, threatened against the Company or any of the Subsidiaries, nor has the Company or a Subsidiary received notice in respect of, any claim or potential claim which could lead to any Legal Proceeding that may seek to enjoin the transactions contemplated herein or that, if successful, could have, in the aggregate, a Material

         Adverse Effect;

         (gg) no broker, investment banker, financial advisor or other person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement or any of the other Operative Agreements;

         (hh) neither the Company nor a Subsidiary has conducted its business so as to cause, permit or suffer the violation of any Environmental Law in any material respect (including those requiring any Licenses), and has not transported, released, purchased or sold any Hazardous Substance in any material respect in violation of applicable Environmental Laws. No action or proceeding is pending or to the Knowledge of the Company threatened against the Company, a Subsidiary, the Properties or the Diavik Mine that involves any Environmental Law to any extent;

         (ii) the Company's assets exceed its liabilities and the Company is able to pay its obligations as they come due in the ordinary course of business;

         (jj) the corporate records of the Company and each Subsidiary are duly maintained in all material respects, in accordance with all applicable legal requirements and contain in all material respects, full and accurate records of all matters required to be dealt with in such records; and

         (kk) no representation or warranty contained in this Agreement, taken together with the statements contained in the Schedules to this Agreement and all written material provided to the Purchaser or to which the Purchaser was given access, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make all such statements, in the light of the circumstances under which they were made, not misleading in any material respect.

6.2      Survival

         The representations and warranties of the Company contained in this 0 shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereby for a period of three (3) years following the Closing Date.

                                    Article 7
                 Representations and Warranties of THE PURCHASER

7.1      Representations and Warranties

         The Purchaser makes, as of the date hereof and the Closing date, the following representations and warranties and acknowledges that the Company is relying on such representations and warranties in entering into this Agreement:

         (a) it is a company duly incorporated and validly subsisting under the laws of its incorporation, with good and sufficient power, authority and right to enter into and deliver this Agreement and the Operative Agreements to which it is a party, and to complete the transactions to be completed by it contemplated in such agreements;

         (b) this Agreement and the transactions to be completed by the Purchaser hereunder have been duly authorized by all necessary corporate action on the part of the Purchaser and this Agreement has been duly executed and delivered by the Purchaser;

         (c) the execution and delivery of this Agreement, the Operative Agreements to which the Purchaser is a party, and the fulfillment of the terms hereof by the Purchaser do not and will not result in a breach of the certificate of incorporation, by-laws or resolutions of the Purchaser or any agreement or instrument to which the Purchaser is a party or by which it is contractually bound, which breach would materially adversely affect the Purchaser or the completion of the transactions contemplated hereby;

         (d) the Purchaser is purchasing the Purchased Shares as principal for its own account and not for the benefit of any other person;

         (e) the Purchased Shares are being acquired for the Purchaser's own account for investment only and not with a view to resale or distribution nor for the purposes of acquiring control of the Company either by itself or in concert with any other shareholder or shareholders;

         (f) neither the Purchaser nor any of its Affiliates currently own, directly or indirectly, any Common Shares and following the completion of the purchase and sale contemplated by Article 2 hereof, the Purchaser and its Affiliates will own, directly or indirectly, or exercise control or direction over, 8,000,000 Common Shares; and

         (g) the issue and sale of the Purchased Shares is exempt from the prospectus and registration statement requirements of applicable United States federal and state Securities Laws.

7.2      Survival

         The representations and warranties of the Purchaser contained in this
Article 7 shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereby for a period of three (3) years following the Closing Date.

                                    Article 8
                            Covenants of the Company

8.1      Covenants

         The Company covenants and agrees with the Purchaser that:

         (a) subject to receipt of the Purchase Price therefor, the Purchased Shares will at the Time of Closing be duly and validly issued to the Purchaser as fully-paid and non-assessable shares of the Company;

         (b) the Company shall cause the Board of Directors to authorize an increase in the size of the Board of Directors to nine (9) directors and shall appoint a nominee of the Purchaser to the Board of Directors immediately after the occurrence of the Company's meeting of shareholders scheduled to be held July 30, 1999;

         (c) so long as the Purchaser and its Affiliates own, directly or indirectly, not less than 8,000,000 outstanding Common Shares (as may be adjusted appropriately from time to time for share consolidations, stock splits, share reclassifications, capital reorganizations or similar transactions affecting either the designation or number of shares of the Company), there shall be nominated by the Company for election as directors of the Company at each meeting of shareholders at which directors are to be elected, one legally qualified individual nominated by the Purchaser;

         (d) if any director of the Company who was nominated by the Purchaser pursuant to Section 8.1(b) or Section 8.1(c) shall cease to be a director for any reason whatsoever, provided that the condition specified in Section 8.1(c) entitling the Purchaser to nominate one individual as its nominee continues to be satisfied at such time, a legally qualified individual designated by the Purchaser shall thereafter be nominated by the Company for election to, and in the event that the vacancy is to be filled by appointment by the Board of Directors rather than election by the shareholders, promptly appointed to, the Board of Directors;

         (e) the Company shall solicit proxies from its shareholders for such nominees to be voted in favour of the individual designated by the Purchaser in accordance with this Agreement;

         (f) the Company shall provide the nominee or nominees, as the case may be, to the Board of Directors with indemnities and directors' and officers' liability insurance coverage from the commencement of his or their appointment on the same basis as other directors;

         (g) the Company shall obtain the Purchaser's consent, not to be unreasonably withheld, to the timing, subject to applicable Securities Laws, of the dissemination and the form of the press release or other public announcement of the transactions contemplated in this Agreement; and

         (h) prior to the termination of the Rough Diamond Agreement, the Company shall not and shall not permit a Subsidiary to alter in any material respect, its arrangements under the Diavik JV Agreement, including by failing to make all contributions, payments and cash calls under the Diavik JV Agreement in order to maintain the Company's Participating Interest (as such term is defined in the Diavik JV Agreement) or relinquishing its Participating Interest (as defined in the Diavik JV Agreement) pursuant to Section 5.6 of the Diavik JV Agreement, except with the prior written consent of the Purchaser, not to be unreasonably withheld and not to be withheld if such proposed alteration does not adversely affect the ability of the Company or its Subsidiaries to supply to the Purchaser the Product (as defined in the Rough Diamond Agreement) in accordance with the requirements of the Rough Diamond Agreement, and provided that the Company shall consult the Purchaser in good faith with respect to any such proposed alteration which could reasonably be expected to result in an adverse affect to the ability of the Company or its Subsidiaries to supply to the Purchaser such Product in accordance with the Rough Diamond Agreement.

8.2      Survival

         The covenants of the Company contained in this Article 8 shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereby indefinitely.

                                    Article 9
                           Covenants OF THE PURCHASER

9.1      Covenants

         The Purchaser covenants and agrees with the Company as follows:

         (a)      the Purchaser will:

                  (i) execute and deliver all such documentation as may be required by applicable Securities Laws, including the TSE Questionnaire; and

                  (ii) sell the Purchased Shares only in compliance with applicable Securities Laws;

         (b) the Purchaser shall not and shall not permit any of its Affiliates to sell or otherwise dispose of any Common Shares prior to the second anniversary of the last day of the first month of commercial production from the Diavik Mine except: (i) in acceptance of a take-over bid made by circular by a third party at arm's-length to the Purchaser in accordance with the requirements of the Securities Laws; (ii) in participating in a merger, amalgamation or similar transaction involving the Company which has received the approval of the Board of Directors; or (iii) otherwise in accordance with the following provisions of this Section 9.1(b). In the event that the Purchaser wishes to sell or cause to be sold any Common Shares owned, directly or indirectly, by it or its Affiliates, it shall first give to the Company not less than 90 and not more than 120 days' written notice (the "Sale Notice") of such proposed sale, specifying the number of

Common Shares (the "Subject Shares") it wishes to sell, the date on which it proposes to effect such sale (the "Sale Date") and the proposed purchaser, if any. Upon receipt of a Sale Notice, the Company shall be permitted during the period up to 5:00 p.m. (Toronto local time) on the third business day (the "Designation Deadline") prior to the Sale Date to designate a purchaser (the "Designated Purchaser") of the Subject Shares by written notice to the Purchaser in which event the Purchaser shall sell the Subject Shares to the Designated Purchaser on the Sale Date for a cash purchase price per Subject Share (the "Market Price") equal to the simple average closing trading price of the Common Shares on The Toronto Stock Exchange (or other principal trading market if the Common Shares are not then so listed) for the 20 trading days immediately preceding the Designation Deadline (appropriately adjusted to reflect any stock split or consolidation occurring during such 20 trading day period). In the event the Company fails to give notice of a Designated Purchaser prior to the Designation Deadline, the Purchaser shall be free to effect a sale of the Subject Shares, or any of them, on the Sale Date and for a period of 30 days thereafter at a price per Subject Share which is not less than the Market Price; and

         (c) the Purchaser shall obtain the Company's consent, not to be unreasonably withheld, to the timing, subject to applicable Securities Laws, of the dissemination and the form of the press release or other public announcement of the transactions contemplated in this Agreement.

9.2      Survival

         The covenants of the Purchaser contained in this Article 9 shall survive the execution and delivery of this Agreement and the Closing of the transactions contemplated hereby indefinitely.

                                   Article 10
                                 INDEMNIFICATION

10.1     Indemnification by the Company

         The Company covenants and agrees with the Purchaser to indemnify and save harmless the Purchaser from and against any claims, demand, Legal Proceeding, action, cause of action, damage, loss (excluding loss of profits), costs, liability or expense (including professional fees and disbursements) which may be made or brought against the Purchaser or which it may suffer or incur, directly or indirectly, in respect of, as a result of, or arising out of:
(a) any non-fulfillment of any covenant or agreement on the part of the Company under this Agreement; or (b) any inaccuracy in or breach of any of the Company's representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement.

10.2     Indemnification by the Purchaser

         The Purchaser covenants and agrees with the Company to indemnify and save harmless the Company from and against any claim, demand, Legal Proceeding, action, cause of action, damage, loss (excluding loss of profits), costs, liability or expense (including professional fees and disbursements) which may be made or brought against the Company or which it may suffer or incur, directly or indirectly, in respect of, as a result of, or arising out of: (a) any non-fulfillment of any covenant or agreement on the part of the Purchaser under this Agreement; or (b) any inaccuracy in or breach of any of the Purchaser's representations or warranties contained in this Agreement or any document or certificate given pursuant to this Agreement.

10.3     Procedure for Indemnification

         (a) Claims Other Than Third Party Claims. Following receipt from the Company or the Purchaser, as the case may be (the "Indemnified Party"), of a written notice of a claim for indemnification which has not arisen in respect of a Third Party Claim (as defined in Section 10.3(b) below), the party who is in receipt of such notice (the "Indemnifying Party") shall have 30 days to make such investigation of the claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of the claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the claim. If the Indemnified Party and the Indemnifying Party do not agree within such period (or any mutually agreed upon extension thereof), such dispute shall be resolved by arbitration as set out in
         Section 13.10.

         (b) Third Party Claims. The Indemnified Party shall notify the Indemnifying Party in writing as soon as is reasonably practicable after being informed in writing that facts exist which may result in a claim originating from a Person other than the Indemnified Party (a "Third Party Claim") and in respect of which a right of indemnification given pursuant to Section 10.1 or 10.2 may apply. The Indemnifying Party shall have the right to elect, by written notice delivered to the Indemnified Party within 10 days of receipt by the Indemnifying Party of the notice from the Indemnified Party in respect of the Third Party Claim, at the sole expense of the Indemnifying Party, to participate in or assume control of the negotiation, settlement or defence of the Third Party Claim, provided that:

                  (i) such will be done at all times in a diligent and bona fide matter;

                  (ii) the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Agreement in respect of that Third Party Claim; and

                  (iii) the Indemnifying Party shall pay all reasonable out-of-pocket expenses incurred by the Indemnified Party as a result of such participation or assumption.

If the Indemnifying Party elects to assume such control, the Indemnified Party shall co-operate with the Indemnifying Party and its counsel and shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim at its own expense. If the Indemnifying Party does not so elect or, having elected to assume such control, thereafter fails to proceed with the settlement or defence of any such Third Party Claim, the Indemnified Party shall be entitled to assume such control. In such case, the Indemnifying Party shall co-operate where necessary with the Indemnified Party and its counsel in connection with such Third Party Claim and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

10.4     Additional Rules and Procedures

         The obligation of the parties to indemnify each other pursuant to this
Article 10 shall also be subject to the following:

         (a) an Indemnified Party shall only be entitled to make a claim for indemnification pursuant to Section 10.1 or 10.2, as the case be, if written notice containing reasonable particulars of such claim is delivered to the Indemnifying Party (within the time periods provided for in Section 10.3(a) or Section 10.3(b), as the case may be);

         (b) if any Third Party Claim is of a nature such that the Indemnified Party is required by applicable law to make a payment to any Person (a "Third Party") with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment. If the amount of any liability under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay such difference to the Indemnifying Party;

         (c) the Indemnifying Party shall, if it is providing full indemnification in respect thereof and subject to obtaining a full and final release of such Third Party Claims in favour of the Indemnified Party, be permitted to settle and compromise any Third Party Claim; and

         (d) following notice of a Third Party Claim with respect to such Third Party Claim, the Indemnifying Party and the Indemnified Party shall provide each other on an ongoing basis with all information which may be relevant to the other's liability under the provisions of this Article 10 and shall supply copies of all relevant documentation promptly as they become available.


10.5     Rights Cumulative

         The rights of indemnification contained in this Article 10 are cumulative and are in addition to every other right or remedy of the parties contained in this Agreement or otherwise.

10.6     GST

         If the Company and the Purchaser acting reasonably determine that any payment (the "Payment") made pursuant to this Article 10 is subject to GST or is deemed by the ETA to be inclusive of GST, the Indemnifying Party agrees to pay to the Indemnified Party in addition to the Payment an amount equal to the Payment multiplied by the applicable rate of GST.

                                   Article 11
                                 CONFIDENTIALITY

11.1     Confidentiality Agreement

         At the Time of Closing, the Purchaser shall execute and deliver in favour of the Company the Confidentiality Agreement.

                                   Article 12
                                     General

12.1     Assignment

         Neither of the parties may assign any right, benefit or interest in this Agreement without the written consent of the other, and any purported assignment without such consent will be void.

12.2     Entire Agreement

         This Agreement constitutes the entire agreement between the parties and supersedes every previous agreement, communication, expectation, negotiation, representation, warranty or understanding whether oral or written, express or implied, statutory or otherwise, between the parties with respect to the subject matter of this Agreement.

12.3     Severability

         Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

12.4     Time of the Essence

         Time is expressly declared to be of the essence of this Agreement. Any extension of time hereunder shall not be deemed to be or to operate in law as a waiver on the part of that party granting the extension that time is no longer of the essence.

12.5     Further Acts

         Each party will execute and deliver such further agreements and documents and do such further acts and things as any other party hereto reasonably requests to evidence, carry out or give full force and effect to the intent of this Agreement.

12.6     Governing Law

         This Agreement is and will be deemed to have been made in British Columbia, Canada, and for all purposes will be governed exclusively by and construed and enforced in accordance with the laws prevailing in British Columbia and the rights and remedies of the parties will be determined in accordance with those laws.

12.7     Enurement

         This Agreement will inure to the benefit of and be binding upon the respective legal representatives and successors and permitted assigns of the parties.

12.8     Counterparts and Facsimile Copies

         This Agreement may be executed in any number of counterparts and by facsimile copies with the same effect as if all parties to this Agreement had signed the same document and all counterparts and facsimile copies will be construed together and will constitute one and the same instrument.

12.9     Notices

         All payments and communications which may be or are required to be given by any party to any other party, shall be in writing and (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by prepaid telecopier or other similar means of electronic communication to the parties at their following respective addresses:

         For the Purchaser:

                  727 Fifth Avenue
                  New York, New York  10022
                  U.S.A.
                  Attention:      Office of the General Counsel
                  Telecopier:     (212) 605-4177

         with a copy to:

                  Goodman Phillips & Vineberg
                  Barristers & Solicitors
                  250 Yonge Street, Suite 2400
                  Toronto, Canada  M5B 2M6
                  Attention:      Stephen Halperin
                  Telecopier:     (416) 979-1234

         and to:

                  Gibson, Dunn & Crutcher LLP
                  200 Park Avenue
                  New York, New York
                  10166-0193
                  Attention:      Steven Finley
                  Telecopier:     (212) 351-4035

         For the Company:

                  Suite 930-355 Burrard Street
                  Vancouver, British Columbia
                  V6C 2G8
                  Attention:      Kenneth G. Hanna
                                  President and Chief Executive Officer
                  Telecopier:     (604) 685-8359

         with a copy to:

                  Stikeman, Elliott
                  Commerce Court West
                  Suite 5300
                  Toronto, Canada M5L 1B9
                  Attention:      Robert Nicholls
                  Telecopier:     (416) 947-0866

Any such notice so given shall be deemed conclusively to have been given and received when so personally delivered or delivered by courier or on the day on which termination is confirmed if sent by telecopier or other electronic communication or on the fifth day following the sending thereof by mail. Any party may from time to time change its address hereinbefore set forth by notice to the other parties in accordance with this section.

12.10    Service

         If any party is or becomes a party on which service or legal process with respect to an action commenced in the Province of British Columbia must be served out of the jurisdiction of the Province of British Columbia (an "Ex-Juris Party"), the Ex-Juris Party shall in writing to the other parties designate, appoint and empower a party or agent within the Province of British Columbia to receive for and on behalf of the Ex-Juris Party service of process in the Province of British Columbia in any legal action or proceeding with respect to this Agreement, which agent shall undertake to enter an unconditional appearance within 30 days after the date of such service. A copy of such process served on the agent will be promptly forwarded by mail by the party initiating such proceeding to the Ex-Juris Party at the address referred to in the next sentence. Failure of the Ex-juris Party to receive such copy shall not affect in any way the service of such process on the Ex-juris Party by service upon its agent for service as designated above. Each party agrees that if it becomes a Ex-juris Party and it fails to maintain such a duly appointed agent for service of process, it irrevocably consents to the service of process out of any Court of the Province of British Columbia by mailing all copies of such process by registered or certified mail, postage pre-paid to the last address designated for delivery of notice to such Ex-juris Party under the terms of Section 12.9, such service to be effective second Business Day after the date of such mailing. The mailing to such Ex-Juris Party at such address shall be deemed personal service and acceptance of service by such Ex-juris Party for any action or proceeding with respect to any matter relating to this Agreement. Service in accordance with the foregoing provisions shall not preclude any other manner of service permitted by the laws of the Province of British Columbia.

12.11    Currency

         Except as otherwise expressly provided in this Agreement, all dollar amounts referred to in this Agreement are stated in the lawful currency of Canada.

         IN WITNESS WHEREOF the parties hereto have hereunto duly executed this Agreement on the date first above written.

                           TIFFANY & CO. INTERNATIONAL

                           Per: /s/ Michael J. Kowalski
                                ------------------------------------------------
                                Authorized Signing Officer


                           ABER RESOURCES LTD.

                           Per: /s/ Kenneth G. Hanna
                                ------------------------------------------------
                                Authorized Signing Officer